Exhibit (a)(6)

DUKE REALTY CORPORATION

INDIVIDUAL STOCK OPTION EXCHANGE SCHEDULE

Employee Name:

	Expiration Date	Exercise Price	Number of Options			Exchange Ratio	Total Number of RSUs	Vesting Date
Grant Date			NSO	ISO	Total			June 7, 2012	June 7, 2013

Totals